Contact:	Mark A. Kopser Senior Vice President and Chief Financial Officer or Richard J. Sirchio Treasurer and Vice President/Investor Relations (972) 713-3500

UNITED SURGICAL PARTNERS INTERNATIONAL PURCHASES
ALAMO HEIGHTS SURGERY CENTER, SAN ANTONIO, TEXAS

Dallas, Texas (January 4, 2005) — United Surgical Partners International, Inc. (NASDAQ/NM:USPI) today announced its acquisition of a majority interest in Alamo Heights Surgery Center in San Antonio, Texas.

     Commenting on the transaction, William H. Wilcox, United Surgical Partners International’s chief executive officer, said, “This center is a nice fit for United Surgical Partners International and expands our presence in San Antonio, where we currently operate an on-campus surgery center in partnership with CHRISTUS Santa Rosa Health Center. Alamo Heights Surgery Center has a high quality group of committed physicians.”

     The facility, which occupies over 10,000 square feet with three operating rooms and two endoscopy suites, performed 5,000 cases in 2004. Opened in 1999, it is located in a high growth area of San Antonio.

     United Surgical Partners International, headquartered in Dallas, Texas, currently has ownership interests in or operates 87 surgical facilities. Of the Company’s 84 domestic facilities, 48 are jointly owned with 22 not-for-profit healthcare systems. The Company also operates three facilities in London, England.

     The above statements include forward-looking statements based on current management expectations. Numerous factors exist which may cause results to differ from these expectations. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) possible changes in reimbursement from payors to healthcare providers that may reduce payments; (ii) the Company’s ability to attract physicians and retain qualified management and personnel; (iii) the geographic concentration of the Company’s operations; (iv) risks associated with the Company’s acquisition and development strategies; (v) the regulated nature of the healthcare industry; (vi) the highly competitive nature of the healthcare business; and (vii) those risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Therefore, the Company’s actual results may differ materially. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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